EXHIBIT 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES
PURCHASE AGREEMENTS

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENTS dated as of August 30, 2002 (this “Amendment”) among G-P Receivables, Inc., as the seller (the “Seller”), Georgia-Pacific Corporation, as collection agent (the “Collection Agent”), Blue Ridge Asset Funding Corporation (“Blue Ridge”), Corporate Receivables Corporation (“CRC”), Corporate Asset Funding Company, Inc. (“CAFCO”), Four Winds Funding Corporation (“Four Winds”), Victory Receivables Corporation (“Victory” and, together with Blue Ridge, CRC, CAFCO and Four Winds, the “Purchasers”), Citibank, N.A. (“Citibank”), Commerzbank AG (New York Branch) (“Commerzbank”), The Bank of Tokyo-Mitsubishi, Ltd. (New York Branch) (“BTM”), Wachovia Bank National Association (“Wachovia” and, together with Citibank, Commerzbank and BTM, the “Secondary Purchasers”) and Citicorp North America, Inc., as administrative agent (the “Administrative Agent”).

WITNESSETH

WHEREAS, the Seller, the Collection Agent, the Purchasers and the Administrative Agent entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 19, 2001, as amended (the “Primary Purchase Agreement”);

WHEREAS, the Seller, the Collection Agent, the Secondary Purchasers and the Administrative Agent entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 19, 2001 (the “Secondary Purchase Agreement” and, together with the Primary Purchase Agreement, the “Agreements”);

WHEREAS, the parties hereto wish to amend the Agreements in the manner and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINED TERMS.

Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Agreements.

SECTION 2.    AMENDMENTS TO THE PRIMARY PURCHASE AGREEMENT.

(a)    The definition of “Investor Rate” in Section 1.01 of the Primary Purchase Agreement is hereby amended by deleting clause (a)(iii) thereof and substituting in replacement thereof the following:

(iii)    the weighted average, determined on such day, of the Adjusted LIBOR Rate on such day, plus the per annum rate set forth below opposite the lower of the long-term senior unsecured debt ratings of Georgia-Pacific from Moody’s and S&P from time to time, to the extent that such Purchaser has any borrowings outstanding under a Liquidity Facility on such day or such Purchaser is the provider of such Liquidity Facility, on the basis of a 360-day year:

S&P Rating	Moody’s Rating	Applicable Margin

BBB or higher	Baa2 or higher	1.00%

BBB-	Baa3	1.25%

BB+	Ba1	1.75%

BB	Ba2	2.00%

BB- or lower (or if no rating is available from S&P)	Ba3 or lower (or if no rating is available from Moody’s)	2.50%

(b)    The definition of “Loss Reserve” in Section 1.01 of the Primary Purchase Agreement is hereby deleted in its entirely and replaced with the following:

“Loss Reserve” means (a) on any date other than a date on which a Downgrade Event has occurred and is continuing, the product of (i) a fraction expressed as a percentage, the numerator of which will equal the greater of (A) 300% of the Concentration Limit for any Obligor (other than any Special Concentration Limit) and (B) 300% of the Default Ratio as of such date, and the denominator of which will equal 1 minus the numerator and (ii) the Total Aggregate Capital on such date or (b) on any date on which a Downgrade Event has occurred and is continuing, the product of (i) a fraction expressed as a percentage, the numerator of which will equal the greater of (A) 400% of the Concentration Limit for any Obligor (other than any Special Concentration Limit) and (B) 300% of the Default Ratio as of such date, and the denominator of which will equal 1 minus the numerator and (ii) the Total Aggregate Capital on such date.

(c)    The definition of “Revolving Credit Facility” in Section 1.01 of the Primary Purchase Agreement is hereby deleted in its entirely.

(d)    Section 1.01 of the Primary Purchase Agreement is hereby amended by inserting the following definitions in their proper alphabetical sequence:

“Adjusted Net Worth” means, at any date, an amount equal to the sum of (a) the Net Worth at such date plus (b) the Goodwill Amount, if any.

“Asset Sales” means any sale or disposition of assets or series of related sales or dispositions of assets (other than the sale of inventory in the ordinary course of business).

“Covenant Effective Date” means December 6, 2001.

“Downgrade Event” means Georgia-Pacific’s long-term senior unsecured debt rating shall be withdrawn or shall fall below (i) “BBB-” (but not below “BB+”) by S&P and “Baa3” (but not below “Ba1”) by Moody’s or (ii) “BB+” by S&P or “Ba1” by Moody’s.

“EBITDA” means, as of the end of any Measurement Period, the sum of the following, calculated for Georgia-Pacific and its Subsidiaries on a consolidated basis: (a) net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, interest and the non-cash amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) cost of timber sold by North American Timber Corp. (as long as consolidated with Georgia-Pacific and to the extent it represents depletion) to the extent included in the determination of such net income (or loss), plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary cash gains or non-recurring, non-cash items.

“Georgia-Pacific Credit Agreement” means the credit agreement dated as of November 3, 2000, as amended to December 5, 2001, among Georgia-Pacific, Bank of America, N.A., as issuing bank and administrative agent for itself and the lenders, and the other financial institutions party thereto.

“Goodwill Amount” means, as of the date of determination of the Net Worth, if such Net Worth has been reduced as a result of (a) any write-offs of goodwill attributable to any assets of Georgia-Pacific or any of its Subsidiaries or (b) any loss incurred by Georgia-Pacific or any of its Subsidiaries in connection with Asset Sales by Georgia-Pacific or any of its Subsidiaries that is attributable to goodwill, an amount (but not to exceed $1,000,000,000 in the aggregate) equal to the sum of (without duplication) (i) the aggregate amount of such write-offs of goodwill attributable to such assets of Georgia-Pacific and its Subsidiaries plus (ii) the aggregate amount of that portion of the loss of the value of the assets sold or disposed of in connection with such Asset Sales by Georgia-Pacific and its Subsidiaries that constitutes goodwill.

“Indebtedness for Borrowed Money” of any Person means, without duplication,

(a)
all indebtedness for such Person for borrowed money, excluding all indebtedness or obligations of Georgia-Pacific arising under the Premium Equity Participating Security Units, whether or not treated as indebtedness under GAAP; provided, however, that on and after August 16, 2002, all indebtedness of Georgia-Pacific arising under the PEPS Senior Deferrable

Notes shall be included in the definition of “Indebtedness for Borrowed Money”;

(b)
all obligations of such Person issued or assumed as the deferred purchase price of property or services other than bank overdrafts and trade accounts payable arising in the ordinary course of business consistent with past practices;

(c)
all obligations of such Person evidenced by notes, bonds, debentures, commercial paper or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(d)
all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all rental obligations of such Person under leases capitalized under GAAP; and

(f)
all indebtedness of such Person or of others referred to in paragraphs (a) through (e) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Interest Charges” means, for any period, for Georgia-Pacific and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of Georgia-Pacific and its Subsidiaries determined on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of Georgia-Pacific and its Subsidiaries, determined on a consolidated basis, with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the Measurement Period most recently completed as of such date to (b) Interest Charges for such Measurement Period.

“Interim Activity Report” means a report in form and substance satisfactory to the Administrative Agent and the Purchasers to be provided by the Collection Agent in accordance with Section 5.1(j) of this Agreement.

“Leverage Ratio” means, as of any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the aggregate amount of all Total Specified Debt of Georgia-Pacific and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the sum of (a) Adjusted Net Worth of Georgia-Pacific and its Subsidiaries on a consolidated basis as of such date plus (b) the aggregate amount of all Total Specified Debt of Georgia-Pacific and its Subsidiaries on a consolidated basis as of such date.

“Lien” means any mortgage, security interest, pledge or lien.

“Measurement Period” means a period consisting of four consecutive fiscal quarters of Georgia-Pacific and ending on the last day of the most recently completed fiscal quarter of Georgia-Pacific.

“Net Proceeds” means, in respect of any Asset Sales by Georgia-Pacific or any of its Subsidiaries, the proceeds in cash received by Georgia-Pacific or any of its Subsidiaries with respect to or on account of such Asset Sales, net of: (a) the direct costs of such Assets Sales then payable by the recipient of such proceeds, (b) sales, use, income and other taxes paid or payable by such recipient as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Specified Debt secured by a Permitted Lien on the properties subject to such disposition.

“Net Worth” means, at any date, the excess of Total Assets at such date over Total Liabilities at such date.

“PEPS Senior Deferrable Notes” means, collectively, the senior deferrable notes issued in connection with the Premium Equity Participating Security Units.

“Permitted Lien” means the Liens permitted or required by Section 9.01 of the Georgia-Pacific Credit Agreement.

“Premium Equity Participating Security Units” means the 17,250,000 7.50% Premium Equity Participating Security Units (PEPS Units) issued by Georgia-Pacific in July 1999 for $862,500,000.

“Principal Property” means any mill, manufacturing plant, manufacturing facility or timberlands, owned by Georgia-Pacific and/or one or more Restricted Subsidiaries and located within the continental United States of America; provided, however, that the term “Principal Property” shall not include (a) any such mill, plant, facility or timberlands or portion thereof (i) which is financed by obligations issued by a state, territory or possession of the United States of America or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of [Section 103(a)(1) (but only if by reason of Section 103(b)(4)(E) or (F))] of the Internal Revenue Code of 1986, as in effect at the time of the issuance of such obligations, or (ii) which in the opinion of Georgia-Pacific’s Board of Directors is not of material importance to the total business conducted by Georgia-Pacific and the Restricted Subsidiaries, considered as a whole; or (b) any timberlands designated by Georgia-Pacific’s Board of Directors as being held primarily for development and/or sale rather than for the production of timber; or (c) any minerals or mineral rights.

“Required Net Worth” means, at any date, an amount equal to (a) an amount equal to the sum of (i) 80% of the Net Worth on November 28, 2000 based upon the pro forma balance sheet of Georgia-Pacific delivered pursuant to Section 7.01(j) of the Georgia-Pacific Credit Agreement, plus (ii) 50% of quarterly net income (with no deduction for net losses) for the fiscal quarter of Georgia-Pacific ending after November 28, 2000 and each fiscal quarter of Georgia-Pacific thereafter plus (iii) 100% of the net proceeds of Georgia-Pacific of new capital stock or other equity interests issued by Georgia-Pacific or any Restricted Subsidiary after November 28, 2000 less (b) the Timber Adjustment Amount.

“Restricted Subsidiary” means any Subsidiary of Georgia-Pacific (a) substantially all of the property of which is located within the continental United States of America and (b) which itself, or together with Georgia-Pacific and/or one or more other Restricted Subsidiaries, owns a Principal Property.

“Specified Debt” of any Person means, without duplication, the consolidated Indebtedness for Borrowed Money of such Person and guaranties of indebtedness of others provided by such Person, all as determined in accordance with GAAP.

“Timber Adjustment Amount” means $329,000,000, which represents the amount of adjustments to Georgia-Pacific’s Net Worth resulting from the redemption of the stock of Georgia-Pacific’s timber company and the separation and transfer of Georgia-Pacific’s timber business, all of which occurred in the fourth fiscal quarter of Georgia-Pacific in year 2001.

“Total Assets” means, at any date, without duplication, the total consolidated assets of Georgia-Pacific and its Subsidiaries, as determined in accordance with GAAP.

“Total Liabilities” means, at any date, without duplication, the total consolidated liabilities of Georgia-Pacific and its Subsidiaries, determined in accordance with GAAP.

“Total Specified Debt” of any Person means all of the following, whether or not treated as indebtedness under GAAP: (a) all indebtedness payable within one year from the date of the creation thereof; (b) all indebtedness payable more than one year from the date of the creation thereof; and (c) with respect to all indebtedness payable more than one year from the date of creation thereof, the portions of such indebtedness that are currently payable. The following shall be excluded from the definition of “Total Specified Debt”: all indebtedness arising under bank overdrafts and all indebtedness or obligations of Georgia-Pacific arising under the Premium Equity Participating Security Units; provided, however, that on and after August 16, 2002, all indebtedness of Georgia-Pacific arising under the PEPS Senior Deferrable Notes shall be included in the definition of “Total Specified Debt”.

(e)    Paragraph (a) of Section 2.03 of the Primary Purchase Agreement is hereby amended by inserting after the third sentence thereof the following: “Upon the occurrence and during the continuation of an Event of Termination, such Receivable Interest shall be 100%.”

(f)    Paragraph (b) of Section 2.04 of the Primary Purchase Agreement is hereby amended by inserting the following second proviso at the end of each of clauses (i) and (iv) thereof and prior to the word “and” at the end of clause (v) thereof: “provided, further, that if a Downgrade Event has occurred and is continuing, such notice may be given by the Administrative Agent in its sole discretion or at the direction of any Purchaser;”.

(g)    Paragraph (j) of Section 5.01 of the Primary Purchase Agreement is hereby amended by (i) deleting the word “and” at the end of clause (viii) thereof, (ii) inserting after clause (viii) thereof the following:

(ix)    an Interim Activity Report beginning no later than 7 days following the date on which a Downgrade Event occurs and at weekly intervals thereafter (or at such more frequent intervals as may be requested by the Administrative Agent at the direction of the Required Purchasers) for so long as a Downgrade Event is continuing; provided, that if Georgia-Pacific’s long-term senior unsecured debt rating shall be withdrawn or shall fall below “BB” by S&P or “Ba2” by Moody’s, such Interim Activity Report shall be provided at daily intervals for so long as any such conditions for daily reporting continue to be satisfied. The initial Interim Activity Report will cover the period since the most recent Investor Report and each subsequent Interim Activity Report will cover the period since the prior Interim Activity Report;

(x)    on or prior to the date which is 45 days after the end of each fiscal quarter of Georgia-Pacific (or, if earlier with respect to any such fiscal quarter, upon the public release of Georgia-Pacific’s financial statements for such fiscal quarter), a certificate signed by a Responsible Officer of the Seller stating that no Event of Termination under Section 7.01 (r), (s), (t) or (u) has occurred and is continuing and providing the related calculations necessary to measure compliance with Section 7.01 (r), (s), (t) and (u) with respect to such fiscal quarter; provided, that such certificate shall not be required if a statement required by clause (iii) above has been furnished with respect to such fiscal quarter and such statement indicates that an Event of Termination under Section 7.01 (r), (s), (t) or (u) has occurred; and

and (iii) re-designating paragraph (ix) thereof as paragraph (xi) thereof.

(h)    Section 6.01 of the Primary Purchase Agreement is hereby amended by deleting the third sentence thereof and substituting in replacement thereof the following: “So long as no Downgrade Event has occurred and is continuing, the Purchasers may designate as Collection Agent any Person (including a Purchaser or a Secondary Purchaser) to succeed Georgia-Pacific or any successor Collection Agent, if such Person shall consent and agree to the terms hereof; provided, that if a Downgrade Event has occurred and is continuing, Georgia-Pacific may be removed as Collection Agent by the Administrative Agent in its sole discretion or at the request of any Purchaser.”.

(i)    Section 6.02 of the Primary Purchase Agreement is hereby amended by inserting prior to the period at the end of the second sentence of paragraph (b) thereof the following: “; provided, that if a Downgrade Event has occurred and is continuing, such request by the Administrative Agent may be made in the sole discretion of the Administrative Agent or at the direction of any Purchaser”.

(j)    Section 6.03 of the Primary Purchase Agreement is hereby amended by inserting prior to the period at the end of the first sentence of paragraph (a) thereof the following: “; provided, that if a Downgrade Event has occurred and is continuing, such action by the Administrative Agent may be taken at any time in the sole discretion of the Administrative Agent or at the direction of any Purchaser”.

(k)    Section 7.01 of the Primary Purchase Agreement is hereby amended by deleting paragraph (m) thereof and substituting in replacement thereof the following:

(m)   Reserved.

(l)    Section 7.01 of the Primary Purchase Agreement is hereby amended by (i) deleting the word “or” at the end of paragraph (p) thereof and (ii) inserting the following new paragraphs (r), (s), (t) and (u) in their proper numerical sequence:

(r)    the Leverage Ratio as of the end of any fiscal quarter of Georgia-Pacific set forth below shall be greater than the percentage set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On:	Percentage:
June 29, 2002	72.50%
September 28, 2002	70.00%
December 28, 2002	70.00%
March 29, 2003	70.00%
June 28, 2003	67.50%
September 27, 2003	67.50%
January 3, 2004	65.00%
April 3, 2004	65.00%
July 3, 2004	65.00%
October 2, 2004	65.00%
January 1, 2005	65.00%
April 2, 2005	65.00%
July 2, 2005	65.00%
October 1, 2005	65.00%
December 31, 2005	65.00%

(s)    the Interest Coverage Ratio as of the end of any fiscal quarter of Georgia-Pacific set forth below shall be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On:	Ratio:
June 29, 2002	2.25 to 1.00
September 28, 2002	2.25 to 1.00
December 28, 2002	2.50 to 1.00
March 29, 2003	2.50 to 1.00
June 28, 2003	2.75 to 1.00
September 27, 2003	2.75 to 1.00
January 3, 2004	3.00 to 1.00
April 3, 2004	3.00 to 1.00
July 3, 2004	3.00 to 1.00
October 2, 2004	3.00 to 1.00
January 1, 2005	3.00 to 1.00
April 2, 2005	3.00 to 1.00
July 2, 2005	3.00 to 1.00
October 1, 2005	3.00 to 1.00
December 31, 2005	3.00 to 1.00

(t)    the Adjusted Net Worth, measured as of the end of each fiscal quarter of Georgia-Pacific, shall be less than the Required Net Worth, measured at the end of such fiscal quarter; or

(u)    (i) the Leverage Ratio as of the last day of any fiscal quarter of Georgia-Pacific shall exceed 65% and (ii) Georgia-Pacific or any of its Subsidiaries shall create, incur, assume or suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, Total Specified Debt of Georgia-Pacific and its Subsidiaries on a consolidated basis the aggregate principal amount of which at any time outstanding exceeds on a consolidated basis for Georgia-Pacific and its Subsidiaries an amount equal to $13,065,000,000 less the aggregate amount of all Net Proceeds received by Georgia-Pacific and its Subsidiaries on a consolidated basis at any time after the Covenant Effective Date from any Assets Sales by Georgia-Pacific or any of its Subsidiaries.

SECTION	3. AMENDMENTS TO THE SECONDARY PURCHASE AGREEMENT

(a)    The definition of “Investor Rate” in Section 1.01 of the Secondary Purchase Agreement is hereby amended by deleting paragraph (a) thereof and substituting in replacement thereof the following:

(a)    a rate equal to the weighted average of the Adjusted LIBOR Rates for the Fixed Periods occurring within such Settlement Period or portion thereof, plus the per annum rate set forth below opposite the lower of the long-term senior unsecured debt ratings of Georgia-Pacific from Moody’s and S&P from time to time, notified to the Seller and the Collection Agent by the Secondary Purchaser on the first day of each of such Fixed Periods, or such other rate as such Secondary Purchaser and the Seller shall agree to in writing.

S&P Rating	Moody’s Rating	Applicable Margin

BBB or higher	Baa2 or higher	1.00%

BBB-	Baa3	1.25%

BB+	Ba1	1.75%

BB	Ba2	2.00%

BB- or lower (or if no rating is available from S&P)	Ba3 or lower (or if no rating is available from Moody’s)	2.50%

(b) Section 6.01 of the Secondary Purchase Agreement is hereby amended by deleting the third sentence thereof and substituting in replacement thereof the following: “So long as no Downgrade Event has occurred and is continuing, the Secondary Purchasers may designate as Collection Agent any Person (including a Purchaser or a Secondary Purchaser) to succeed Georgia-Pacific or any successor Collection Agent, if such Person shall consent and agree to the terms hereof; provided, that if a Downgrade Event has occurred and is continuing, Georgia-Pacific may be removed as Collection Agent by the Administrative Agent in its sole discretion or at the request of any Secondary Purchaser.”.

(c) Section 6.02 of the Secondary Purchase Agreement is hereby amended by inserting prior to the period at the end of the second sentence of paragraph (b) thereof the following: “; provided, that if a Downgrade Event has occurred and is continuing, such request by the Administrative Agent may be made in the sole discretion of the Administrative Agent or at the direction of any Secondary Purchaser”.

(d) Section 6.03 of the Secondary Purchase Agreement is hereby amended by inserting prior to the period at the end of the first sentence of paragraph (a) thereof the following: “; provided, that if a Downgrade Event has occurred and is continuing, such action by the Administrative Agent may be taken at any time in the sole discretion of the Administrative Agent or at the direction of any Secondary Purchaser”.

(e) Section 7.01 of the Secondary Purchase Agreement is hereby amended by deleting the words “through (q)” in paragraph (a) thereof and substituting in replacement thereof the words “through (u)”.

SECTION 4.    EFFECTIVE DATE.

This Amendment and the amendments to the Agreements shall be effective on the first date on which the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(a)    This Amendment, executed by each of the parties hereto;

(b)    The Amended and Restated Fee Letter, dated as of August 30, 2002, among the Seller, Georgia-Pacific, the Purchasers, the Secondary Purchasers and the Administrative Agent with respect to the payment of certain fees, executed by each of the parties thereto; and

(c)    A certificate from an officer of Georgia-Pacific certifying that amendments substantially similar to those in Sections 2 and 3 of this Amendment have been effected in the Receivables Sale Agreements dated as of October 1, 1997, as amended, among Portfolio Receivables, LLC, Unisource Worldwide, Inc., Asset Securitization Cooperative Corporation and Canadian Imperial Bank of Commerce.

SECTION 5.    CONDITION SUBSEQUENT.

Within 30 days of the date hereof, the Collection Agent shall deliver to the Administrative Agent a form of Interim Activity Report, which shall be in form and substance satisfactory to the Administrative Agent, the Purchasers and the Secondary Purchasers.

SECTION 6.     EXPENSES.

The Seller and the Collection Agent jointly and severally agree to pay on demand all reasonable costs and expenses actually incurred in connection with the preparation, execution, delivery and administration of this Amendment, including, without limitation, the reasonable fees and disbursements of outside counsel to the Purchasers, the Secondary Purchasers and the Administrative Agent and the reasonable due diligence expenses of the Administrative Agent or its agent or representatives.

SECTION 7.     EXECUTION IN COUNTERPARTS.

This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one and the same agreement.

SECTION 8.     GOVERNING LAW.

        THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.    SEVERABILITY OF PROVISIONS.

Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.    CAPTIONS.

The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 11.    AGREEMENTS TO REMAIN IN FULL FORCE AND EFFECT.

This Amendment shall be deemed to be an amendment to the Agreements. All references to the Agreements in any other agreement or document shall on and after the effective date of this Amendment be deemed to refer to the Agreements as amended hereby.

SECTION 12.    NO PROCEEDINGS.

Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchasers any bankruptcy, reorganization, insolvency or similar proceeding until the date which is one year and one day since the last day on which any commercial paper notes issued by the Purchasers shall have matured.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date first above written.

G-P RECEIVABLES, INC. By: /s/ DANNY W. HUFF Name: Danny Huff Title: Executive Vice President & Chief Financial Officer

GEORGIA-PACIFIC CORPORATION By: /s/ DANNY W. HUFF Name: Danny Huff Title: Executive Vice President & Chief Financial Officer

BLUE RIDGE ASSET FUNDING CORPORATION By: /s/ DOUGLAS R. WILSON, SR. Name: Douglas R. Wilson, Sr. Title: Vice President

CORPORATE RECEIVABLE CORPORATION By: CITICORP NORTH AMERICA, INC., AS ATTORNEY-IN-FACT By: /s/ DAVID J. DONOFRIO Name: David J. Donofrio Title: Vice President

CORPORATE ASSET FUNDING COMPANY, INC. By: CITICORP NORTH AMERICA, INC., AS ATTORNEY-IN-FACT By: /s/ DAVID J. DONOFRIO Name: David J. Donofrio Title: Vice President

FOUR WINDS FUNDING CORPORATION
      By:  COMMERZBANK AG (NEW YORK BRANCH),
              AS ATTORNEY-IN-FACT

By:                 /s/    CARL H. JACKSON
Name:    Carl H Jackson
Title:      Senior Vice President

By:                 /s/    TOM AUSFAHL
Name:    Tom Ausfahl
Title:      Vice President

VICTORY RECEIVABLES CORPORATION By: /s/ GERALDINE ST.-LOUIS Name: Geraldine St.-Louis Title: Vice President

CITIBANK, N.A. By: /s/ DAVID J. DONOFRIO Name: David J. Donofrio Title: Attorney-In-Fact

COMMERZBANK AG (NEW YORK BRANCH) By: /s/ CARL H. JACKSON Name: Carl H. Jackson Title: Senior Vice President

By: /s/ TOM AUSFAHL Name: Tom Ausfahl Title: Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD. (NEW YORK BRANCH) By: /s/ PATRICK F. REJOY Name: Patrick F. Rejoy Title: Authorized Signatory

WACHOVIA BANK NATIONAL ASSOCIATION By: /s/ KENNY KARPOWICZ Name: Kenny Karpowicz Title: Vice President

CITICORP NORTH AMERICA, INC., as Administrative Agent By: /s/ DAVID J. DONOFRIO Name: David J. Donofrio Title: Vice President